BorgWarner Inc.	World Headquarters	3850 Hamlin Road Auburn Hills Michigan 48326, USA

Frédéric Lissalde President and Chief Executive Officer

February 18, 2020

Subject: Integration Planning – Business Structure Update

Dear BorgWarner and Delphi Technologies Employees:

Integration planning efforts for the combination of our two companies are well underway and I am excited to share some important details about the planned structure and leadership of our future businesses.

Please remember that we are in the planning phase. We must continue to operate as two separate companies until the transaction closes, which is expected to be in the second half of this year.

To understand how we are coming together, it makes sense to first review how both companies are structured today:

BorgWarner	Delphi Technologies
Drivetrain: • PowerDrive Systems; • Transmission Systems; Engine: • Emissions, Thermal and Turbo Systems; • Morse Systems.	• Electrification and Electronics; • Powertrain Products; • Fuel Injection Systems; • Aftermarket.

Immediate Changes at BorgWarner
In order to prepare for the most seamless integration, we determined that we first need to make some changes within BorgWarner to better focus certain product families. Beginning immediately, we will be shifting certain product responsibilities between BorgWarner’s current PowerDrive Systems and Transmission Systems businesses. Specifically we will shift:

•	All-wheel drive couplings, transfer cases and cross-axle systems from PowerDrive Systems to Transmission Systems; and

•	Current hybrid Px products from Transmission Systems to PowerDrive Systems.

For those of you impacted by these changes, you should expect to hear from Stefan Demmerle and Volker Weng shortly with more details about what this means for you and how you can help make the transition smooth.

Future Combined Structure
Through our planning efforts we evaluated and ultimately settled on a structure that we believe will help us realize our vision of creating a clean, energy-efficient world. Once the transaction closes, we will have six businesses.

•
PowerDrive Systems. Delphi Technologies’ Electrification and Electronics business will be integrated into BorgWarner’s PowerDrive Systems. This will create a business with a clear focus and broad capabilities to support hybrid and electric vehicle systems and stand-alone products.

•
Emissions, Thermal and Turbo Systems and Morse Systems. We will split certain products from Delphi Technologies’ Powertrain Products business that fit naturally into BorgWarner’s Emissions, Thermal and Turbo Systems and Morse Systems businesses.

•	Transmission Systems. There are no further integration changes planned to BorgWarner’s Transmission Systems business beyond the shifting of product between Transmission Systems and PowerDrive Systems.

•
Fuel Injection Systems and Aftermarket. We will continue to run Delphi Technologies’ existing Fuel Injection Systems and Aftermarket as standalone businesses following the close. It is important to note that there will still be significant work done to integrate them into the BorgWarner systems and ways of doing business.

Once the transaction closes, we will continue to run the current BorgWarner Aftermarket business as we do today – within the four pre-existing BorgWarner businesses. Ultimately, our goal is to transition the BorgWarner Aftermarket business into the stand-alone Aftermarket business, but that will occur at a future date.

For those BorgWarner and Delphi Technologies employees who may be affected by these changes, your business leaders will be in touch to discuss what this may mean over time. However it is important to remember that this is the proposed structure post-transaction close, which should take place at some point in the second half of the year. Until then, BorgWarner and Delphi Technologies must operate in a business as usual mode.

Future Leaders
Along with these structural changes, I am excited to announce the Day One leaders of these six businesses, each of whom I know will continue to carry these businesses forward in meaningful ways:

Engine:

•	Emission, Thermal and Turbo Systems will continue to be led by Joe Fadool;

•	Morse Systems will continue to be led by Brady Ericson;

•	Fuel Injection Systems will continue to be led by Kerem Erman;

Drivetrain:

•	PowerDrive Systems will continue to be led by Stefan Demmerle;

•	Transmission Systems will continue to be led by Volker Weng;
Aftermarket:

•	The Aftermarket business will continue to be led by Alex Ashmore.

Work is ongoing on the wider integration plans to determine the appropriate corporate structure for the combined business. Our integration planning teams, led by the integration champions, Tania Wingfield from BorgWarner and Paul Farrell from Delphi Technologies, are developing the integration plans. Those teams, comprising employees from BorgWarner and Delphi Technologies across all functional and business areas, met in Auburn Hill on February 13 and 14 to kick off this important work. Our goal is to be transparent with you about the process and we intend to provide timely updates as we have further information to share.

While there is a lot of work ahead for the integration teams, for most of us it is business as usual, and we need to continue to operate as two separate companies. You all have important work to do, and I know I can count on you to continue to run your area of the business and deliver the expected results.

If you have questions, please continue to refer them to your manager. While we are in the early stages of planning, we will do our best to address your questions over time, if we cannot answer them right away.

We have a very promising future and I look forward to continuing this journey with you.

Sincerely,

No Offer or Solicitation
This communication is being made in respect of the proposed acquisition (the “proposed transaction”) of Delphi Technologies PLC (“Delphi Technologies”) by BorgWarner Inc. (“BorgWarner”). This communication is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote or approval in any jurisdiction pursuant to the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. In particular, this communication is not an offer of securities for sale into the United States. No offer of securities shall be made in the United States absent registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”), or pursuant to an exemption from, or in a transaction not subject to, such registration requirements. Any securities issued in the proposed transaction are anticipated to be issued in reliance upon available exemptions from such registration requirements pursuant to Section 3(a)(10) of the

Securities Act. In connection with the proposed transaction, Delphi Technologies will file certain proxy materials, which shall constitute the scheme document and the proxy statement relating to the proposed transaction (the “proxy statement”). The proxy statement will contain the full terms and conditions of the proposed transaction, including details with respect to the Delphi Technologies shareholder vote in respect of the proposed transaction. Any decision in respect of, or other response to, the proposed transaction should be made only on the basis of the information contained in the proxy statement.
Participants in the Solicitation
Delphi Technologies, BorgWarner and certain of their respective directors, executive officers and employees may be deemed “participants” in the solicitation of proxies from Delphi Technologies shareholders in respect of the proposed transaction. Information regarding the foregoing persons, including a description of their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and any other relevant documents to be filed with the Securities and Exchange Commission (the “SEC”). You can find information about Delphi Technologies’ directors and executive officers in its Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and its definitive proxy statement filed with the SEC on Schedule 14A on March 15, 2019. You can find information about BorgWarner’s directors and executive officers in its Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and its definitive proxy statement filed with the SEC on Schedule 14A on March 15, 2019.
Additional Information and Where to Find It
This communication may be deemed solicitation material in respect of the proposed transaction. In connection with the proposed transaction, Delphi Technologies will file with the SEC and furnish to Delphi Technologies’ shareholders a proxy statement and other relevant documents. This communication does not constitute a solicitation of any vote or approval. Before making any voting decision, Delphi Technologies’ shareholders are urged to read the proxy statement and any other relevant documents filed or to be filed with the SEC in connection with the proposed transaction or incorporated by reference in the proxy statement (if any) carefully and in their entirety when they become available because they will contain important information about the proposed transaction and the parties to the proposed transaction.
Investors will be able to obtain free of charge the proxy statement and other documents filed with the SEC at the SEC’s website at http://www.sec.gov. In addition, the proxy statement and Delphi Technologies’ and BorgWarner’s respective annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to section 13(a) or 15(d) of the U.S. Securities Exchange Act of 1934, as amended, are available free of charge through Delphi Technologies’ and BorgWarner’s websites at www.delphi.com and www.borgwarner.com, respectively, as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC.
Notice Regarding Forward-Looking Statements
This communication may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that reflect, when made, Delphi Technologies’ or BorgWarner’s respective current views with respect to future events, including the proposed transaction, and financial performance or that are based on their respective management’s current outlook, expectations, estimates and projections, including with respect to the combined company following the proposed transaction, if completed. Such forward-looking statements are subject to many risks, uncertainties and factors relating to Delphi Technologies’ or BorgWarner’s respective operations and business environment, which may cause the actual results of Delphi Technologies or BorgWarner to be materially different from those indicated in the forward-looking statements. All statements that address future operating, financial or business performance or Delphi Technologies’ or BorgWarner’s respective strategies or expectations are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “could,” “designed,” “effect,” “evaluates,” “forecasts,” “goal,” “guidance,” “initiative,” “intends,” “pursue,” “seek,” “target,” “when,” “will,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “projects,” “potential,” “outlook” or “continue,” the negatives thereof and other comparable terminology. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the possibility that the proposed transaction will not be pursued; failure to obtain necessary shareholder approvals, regulatory approvals or required financing or to satisfy any of the other conditions to the proposed transaction; adverse effects on the market price of Delphi Technologies’ ordinary shares or BorgWarner’s shares of common stock and on Delphi Technologies’ or BorgWarner’s operating results because of a failure to complete the proposed transaction; failure to realize the expected benefits of the proposed transaction; failure to promptly and effectively integrate Delphi Technologies’ businesses; negative effects relating to the announcement of the proposed transaction or any further announcements relating to the proposed transaction or the consummation of the proposed transaction on the market price of Delphi Technologies’ ordinary shares or BorgWarner’s shares of common stock; significant transaction costs and/or unknown or inestimable liabilities; potential litigation associated with the proposed transaction; general economic and business conditions that affect the combined company following the consummation of the proposed transaction; changes in global, political, economic, business, competitive, market and regulatory forces; changes in tax laws, regulations, rates and policies; future business acquisitions or disposals; competitive developments; and the timing and occurrence (or non-occurrence) of other events or circumstances that may be beyond Delphi Technologies’ or BorgWarner’s control.
For additional information about these and other factors, see the information under the caption “Risk Factors” in Delphi Technologies’ most recent Annual Report on Form 10-K filed with the SEC and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” filed on February 13, 2020, and the information under the caption “Risk Factors” in BorgWarner’s most recent Annual Report on Form 10-K filed with the SEC and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” on February 13, 2020.
Delphi Technologies’ and BorgWarner’s forward-looking statements speak only as of the date of this communication or as of the date they are made. Delphi Technologies and BorgWarner each disclaim any intent or obligation to update or revise any “forward looking statement” made in this communication to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, except as may be required by law. All subsequent written and oral forward-looking statements attributable to Delphi Technologies, BorgWarner or their respective directors, executive officers or any person acting on behalf of any of them are expressly qualified in their entirety by this paragraph.
General
The release, publication or distribution of this communication in or into certain jurisdictions may be restricted by the laws of those jurisdictions. Accordingly, copies of this communication and all other documents relating to the proposed transaction are not being, and must not be, released, published, mailed or otherwise forwarded, distributed or sent in, into or from any such jurisdictions. Persons receiving such documents (including, without limitation, nominees, trustees and custodians) should observe these restrictions. Failure to do so may constitute a violation of the securities laws of any such jurisdiction. To the fullest extent permitted by applicable law, the companies involved in the proposed transaction disclaim any responsibility or liability for the violations of any such restrictions by any person.
Any response in relation to the proposed transaction should be made only on the basis of the information contained in the proxy statement and other relevant documents. Delphi Technologies shareholders are advised to read carefully the formal documentation in relation to the proposed transaction once the proxy statement and other relevant documents have been dispatched.